SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

        THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (“Amendment”) is made effective this 18th day of June, 2004 by and among LASALLE BUSINESS CREDIT, LLC, successor by merger to LaSalle Business Credit, Inc., as Agent (“Agent”) for STANDARD FEDERAL BANK NATIONAL ASSOCIATION (“Lender”), MEDICAL TECHNOLOGY SYSTEMS, INC. (“MTS”) and MTS PACKAGING SYSTEMS, INC. (“Packaging”, and with MTS, each a “Borrower” and collectively, the “Borrowers”.

BACKGROUND

        A.     Agent, Lender and Borrowers previously entered into that certain Loan and Security Agreement dated June 26, 2002 (as amended by that certain First Amendment to Loan and Security Agreement dated July 8th, 2003 and as the same may be further amended from time to time, the “Loan Agreement”).

        B.     Agent, Lender and Borrowers desire to amend the Loan Agreement in accordance with the terms and conditions set forth herein.

        C.     Capitalized terms used herein and not otherwise defined shall have the meanings provided for such terms in the Loan Agreement.

        NOW THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

        1.     Definitions.

(a)	The definition of “Business Day” set forth in Section 1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

““Business Day” shall mean any day other than a Saturday, a Sunday or (i) with respect to all matters, determinations, fundings and payments in connection with LIBOR Rate Loans, any day on which banks in London, England or Chicago, Illinois are required or permitted to close, and (ii) with respect to all other matters, any day that banks in Philadelphia, Pennsylvania are required or permitted to close.”

(b)	The definition of “Debt Service Coverage Ratio” set forth in Section 1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

““Debt Service Coverage Ratio” shall mean, for any Person, with respect to any period of determination, the ratio of (i) such Person’s net income after taxes for such period, excluding any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business), any other after-tax extraordinary gains or losses and, during Borrowers’ fiscal year ending March 31, 2005 only, the Original Issue Discount, the Deferred Financing Costs and the Leasehold Write-Off, plus depreciation and amortization deducted in determining net income for such period, plus tax benefits which offset any income tax expense provisions deducted in determining net income for such period, minus Unfinanced Capital Expenditures for such period plus the after-tax increase in LIFO reserves, or minus the after tax decrease in LIFO reserves, to (ii) such Person’s current principal maturities of long-term debt and capitalized leases paid or scheduled to be paid during such period, plus any prepayments on indebtedness owed to any other Person (exclusive of trade payables and Revolving Loans) and paid during such period, plus, any Permitted Dividends paid during such period.”

(c)	The definition of “Maximum Loan Limit” set forth in Section 1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

““Maximum Loan Limit” shall mean Ten Million Dollars ($10,000,000.00), plus the Overadvance Amount.”

(d)	The definition of “Maximum Revolving Loan Limit” set forth in Section 1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

““Maximum Revolving Loan Limit” shall mean Eight Million Five Hundred Thousand Dollars $8,500,000.00).”

(e)	The definition of “Minimum Net Availability” set forth in Section 1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

““Minimum Net Availability” shall mean, at any time of determination, an amount equal to (a) the lesser of: (i) the Maximum Revolving Loan Limit; and (ii) the Revolving Loan Limit available to the Borrowers at such time; plus the Availability Block, minus (b) the sum of: (i) all sums due and owing by the Borrowers to the Borrowers’ trade creditors which are outstanding beyond trade terms usually and customarily afforded to the Borrowers by their trade creditors (as determined by Agent from time to time in the reasonable exercise of its discretion); plus (ii) the outstanding principal balance of all Revolving Loans and Letter of Credit Obligations; plus (iii) all taxes due to any federal, state or local taxing authority due and not yet paid.”

(f)	The definition of “Tangible Net Worth” set forth in Section 1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

““Tangible Net Worth” shall mean, with respect to a Person, the sum of (i) such Person’s shareholders’ equity, defined in accordance with GAAP, less (ii) the book value (to the extent included in such shareholders’ equity) of all assets reflected as goodwill (which shall in no event include trademarks, patents or other intellectual property or capitalized development costs), plus (iii) plus the amount of any LIFO reserve, all as determined under GAAP, consistently applied.”

(g)	The definition of “Term Loans” set forth in Section 1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

““Term Loans” shall mean, collectively, Term Loan A, Term Loan B and Term Loan C.”

(h)	Section 1 of the Loan Agreement is hereby amended by adding the following definitions alphabetically where they would otherwise appear:

““Availability Block” shall mean (a) commencing June 18, 2004 and at all time through and including September 30, 2005, an amount equal to Five Hundred Thousand Dollars ($500,000.00) and (b) commencing October 1, 2005 and at all times thereafter, an amount equal to Zero Dollars ($0).

“Deferred Financing Costs” shall mean an amount equal to the lesser of (i) Four Hundred Thousand Dollars ($400,000.00) or (ii) the amount of deferred financing costs incurred by Borrowers prior to June 17, 2004 and actually expensed by Borrowers, as required by GAAP.

“Interest Period” shall mean any continuous period of thirty (30), sixty (60) or ninety (90) days, as selected from time to time by Borrowers.

“Leasehold Write-Off” shall mean an amount equal to the lesser of (i) Two Hundred Seventy-Five Thousand Dollars ($275,000.00) or (ii) the amount actually expensed by Borrowers in connection with the relocation of Borrowers’ headquarters from 12920 Automobile Boulevard, Clearwater, FL to 2003 Gandy Boulevard North, St. Petersburg, FL.

“LIBOR Rate” shall mean, with respect to any LIBOR Rate Loan for any Interest Period, a rate per annum equal to the offered rate for deposits in United States dollars for a period equal to such Interest Period as it appears on Telerate page 3750 as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period. “Telerate page 3750” means the display designated as “Page 3750” on the Telerate Service (or such other page as may replace page 3750 of that service or such other service) as may be nominated by the British Bankers’ Association as the vendor for the purpose of displaying British Bankers’ Association interest settlement rates for United States dollar deposits).

“LIBOR Rate CapEx Loan” shall mean a Capital Expenditure Loan bearing interest with reference to the LIBOR Rate.

“LIBOR Rate Revolving Loan” shall mean a Revolving Loan bearing interest with reference to the LIBOR Rate.

“LIBOR Rate Term C Loan” shall mean any portion of Term Loan C bearing interest with reference to the LIBOR Rate.

“LIBOR Rate Loans” shall mean the Loans bearing interest with reference to the LIBOR Rate, including, without limitation, each LIBOR Rate CapEx Loan, each LIBOR Rate Revolving Loan and each LIBOR Rate Term C Loan.

“Original Issue Discount” shall mean an amount equal to the lesser of (i) Seven Hundred Forty-One Thousand Dollars ($741,000.00) or (ii) the actual amount of the original issue discount expensed by Borrowers in connection with the repayment in full of the Subordinated Debt.

“Overadvance Amount” shall mean for each period listed in Column A below, an amount up to the amount listed in Column B below for such period:

Column A	Column B

June 18, 2004 through July 31, 2004	$ 3,000,000.00
August 1, 2004 through August 31, 2004	$ 2,900,000.00
September 1, 2004 through September 30, 2004	$ 2,800,000.00
October 1, 2004 through October 31, 2004	$ 2,700,000.00
November 1, 2004 through November 30, 2004	$ 2,500,000.00
December 1, 2004 through December 31, 2004	$ 2,300,000.00
January 1, 2005 through January 31, 2005	$ 2,100,000.00
February 1, 2005 through February 28, 2005	$ 1,800,000.00
March 1, 2005 through March 31, 2005	$ 1,500,000.00
April 1, 2005 through April 30, 2005	$ 1,200,000.00
May 1, 2005 through May 31, 2095	$ 1,000,000.00
June 1, 2005 through June 30, 2005	$ 800,000.00
July 1, 2005 through July 31, 2005	$ 600,000.00
August 1, 2005 through August 31, 2005	$ 400,000.00
September 1, 2005 through September 30, 2005	$ 200,000.00
October 1, 2005 and at all times thereafter	$ 0

“Prime Rate Loans” shall means the Loans bearing interest with reference to the Prime Rate.

“Tax” shall mean, in relation to any LIBOR Rate Loans and the applicable LIBOR Rate, any tax, levy, impost, duty, deduction, withholding or charges of whatever nature (i) required to be paid by Lender and/or (ii) to be withheld or deducted from any payment otherwise required hereby to be made by Borrower to Lender; provided, that the term “Tax” shall not include any taxes imposed upon the net income of Lender.”

        2.     Revolving Loans. Sections 2(a) is hereby deleted in its entirety and replaced with the following:

(a)	Revolving Loans. Subject to the terms and conditions of this Agreement and the Other Agreements, during the Term, Agent on behalf of Lender shall make revolving loans and advances (the “Revolving Loans”) to one or more Borrowers in an aggregate amount up to the lesser of: (x) the Maximum Revolving Loan Limit minus the Letter of Credit Obligations or (y) the sum of the following sublimits (the “Revolving Loan Limit”) minus the Letter of Credit Obligations:

(i)	Up to eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of each Borrower’s business) of Eligible Accounts of the Borrowers; plus

(ii)	Up to the lesser of: (A) the sum of (without duplication) sixty percent (60%) of the lower of cost or market value on a FIFO basis of the Eligible Inventory of each Borrower; and (B) Two Million Five Hundred Thousand Dollars ($2,500,000); plus

(iii)	the Overadvance Amount; minus

(iv)	the Availability Block; minus

(v)	such reserves as Lender elects, in its reasonable discretion, to establish from time to time.

All Revolving Loans shall be deemed to be advanced, first, under the Overadvance Amount portion of the Revolving Loan Limit and, second, under the remainder of the Revolving Loan Limit. The aggregate unpaid principal balance of the Revolving Loans made to all Borrowers, plus the outstanding Letter of Credit Obligations of the Borrowers shall not at any time exceed the lesser of (i) the Revolving Loan Limit and (ii) the Maximum Revolving Loan Limit (as each of such amounts may be increased or decreased by Agent, in its sole discretion). If at any time the outstanding Revolving Loans made to all Borrowers exceed either the Revolving Loan Limit or the Maximum Revolving Loan Limit, or any portion of the Revolving Loans plus the outstanding Letter of Credit Obligations exceed any applicable sublimit within the Revolving Loan Limit, the Borrowers shall immediately, and without the necessity of demand by Agent, pay to Agent such amount as may be necessary to eliminate such excess, and Agent shall apply such payment to the outstanding Revolving Loans in such order as Agent shall determine in its sole discretion; provided, however, that if such excess results from any establishment of reserves by Agent or from the imposition of any modification to the eligibility criteria set forth in the definitions of Eligible Accounts and Eligible Inventory or in this Section 2(a) in such a manner that items heretofore eligible thereunder are rendered ineligible, Borrowers shall have five (5) days to eliminate such excess.

Each Borrower hereby authorizes Agent, in its sole discretion, to charge any accounts of the Borrowers maintained at LaSalle Bank or advance Revolving Loans to make any payments of principal, interest, fees, costs or expenses required to be made under this Agreement or the Other Agreements. All Revolving Loans shall, in Agent’s sole discretion, be evidenced by one or more promissory notes in form and substance satisfactory to Agent. However, if such Revolving Loans are not so evidenced, such Revolving Loans may be evidenced solely by entries upon the books and records maintained by Agent.

A request for a Revolving Loan shall be made or shall be deemed to be made, each in the following manner: Borrower shall give Agent same day notice, no later than 12:00 P.M. (Philadelphia time) for such day, of its request for a Revolving Loan as a Prime Rate Loan, and at least three (3) Business Days prior notice of its request for a Revolving Loan as a LIBOR Rate Loan, in which notice Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date; provided, however, that no such request for a Revolving Loan may be made at a time when there exists an Event of Default and no such request for a Revolving Loan as a LIBOR Rate Loan may be made at any time when there exists an event which, with the passage of time or giving of notice, will become an Event of Default. Each check or request for payment against the control disbursement account maintained by Borrowers at LaSalle Bank shall constitute a request for a Revolving Loan as a Prime Rate Loan. As an accommodation to the Borrowers, Agent may permit telephone requests for Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to Agent by Borrowers. Unless such Borrower specifically directs Agent in writing not to accept or act upon telephonic or electronic communications from it, Agent shall have no liability to such Borrower for any loss or damage suffered by such Borrower as a result of Agent’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent by such Borrower, and Agent shall have no duty to verify the origin of any such communication or the authority of the Person sending it (but such request must purport to be sent by an Authorized Officer).

Each Borrower hereby irrevocably authorizes Agent to disburse the proceeds of each Revolving Loan requested by such Borrower, or deemed to be requested by such Borrower, as follows: the proceeds of each Revolving Loan requested under Section 2(a) shall be disbursed by Agent in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer or Automated Clearing House (ACH) transfer to such bank account as may be agreed upon by such Borrower and Agent from time to time, or elsewhere if pursuant to a written direction from such Borrower.”

        3.     Capital Expenditure Loans. Section 2(d) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

"(d) Capital Expenditure Loans. Subject to the terms and conditions of this Agreement and the Other Agreements, after the initial Loans are advanced hereunder, but in no event after the date which is six months prior to the last day of the Term, Agent shall make one (1) advance to the Borrowers of up to eighty percent (80%) of the purchase price (exclusive of sales taxes, delivery charges and other “soft” costs related to such purchase) of Equipment which (i) has been purchased by either Borrower on or after May 1, 2004 with the working capital of such Borrower or (ii) is to be purchased with the proceeds of such advance, which Equipment is acceptable to Agent in its reasonable discretion, and upon which Agent on behalf of Lender shall have a first priority perfected security interest; provided, that (i) the maximum amount advanced hereunder for such purchases shall not exceed Three Hundred Thousand Dollars ($300,000.00), (ii) at least five (5) Business Days prior to any such advance hereunder, the Borrowers shall have furnished to Agent an invoice and acceptance letter for the Equipment being purchased and shall have executed such documents and taken such other actions as Agent shall required to assure that Agent has a first priority perfected security interest in such Equipment, and (iii) the Borrowers shall have executed and delivered to Agent a CapEx Note in the form of Exhibit D annexed hereto. The CapEx Line shall not be available for advance at any time during which a Default or Event of Default has occurred unless the Agent in its sole discretion waives such Default or Event of Default in writing.”

        4.     Term Loan C. Section 2 of the Loan Agreement is hereby amended by adding the following as Section 2(c)A thereto:

“(c)A Term Loan C Subject to the terms and conditions of this Agreement and the Other Agreements, Lender shall make a term loan to the Borrowers in an amount equal to One Million Two Hundred Thousand Dollars ($1,200,000.00) (“Term Loan C”). Term Loan C shall be advanced on June 18, 2004.”

        5.     Repayment of the Capital Expenditure Loan. Section 2(e)(iv) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(iv)The principal of the Capital Expenditure Loan shall be repaid in (A) consecutive monthly installments, payable on the first day of each month during the period beginning on and including the first day of the month next succeeding the month in which such Capital Expenditure Loan is made, each in an amount equal to (I) Four Thousand Dollars ($4,000.00) for each payment made on or prior to June 30, 2005, (II) Eight Thousand Dollars ($8,000.00) for each payment made on or prior to June 30, 2006, but after July 1, 2005, (III) Thirteen Thousand Dollars ($13,000.00) for each payment made on or prior to June 30, 2007, but after July 1, 2006 and (B) one final payment of the remaining principal balance thereof, together with all interest and fees accrued and unpaid thereon, on the last day of the Term. If any such payment due date is not a Business Day, then such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.”

        6.     Repayment of Term Loan C. Section 2(e) of the Loan Agreement is hereby amended by adding the following as Section 2(e)(vi) thereto:

“(vi) Repayment of Term Loan C. The principal of Term Loan C shall be repaid in (i) twelve (12) equal and consecutive monthly installments of principal of Sixteen Thousand Dollars ($16,000.00), payable on the first day of each month during the period beginning on and including August 1, 2004 and ending on and including July 31, 2005, (ii) twelve (12) equal and consecutive monthly installments of principal of Thirty-Two Thousand Dollars ($32,000.00), payable on the first day of each month during the period beginning on and including August 1, 2005 and ending on and including July 31, 2006, (iii) eleven (11) equal and consecutive monthly installments of principal of Fifty-Two Thousand Dollars ($52,000.00), payable on the first day of each month during the period beginning on and including August 1, 2007 and ending on and including June 30, 2007 and (ii) one final payment of the remaining principal balance thereof, together with all interest and fees accrued and unpaid thereon, on the last day of the Term. If any such payment due date is not a Business Day, then such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.”

        7.     Interest Rate. Section 4(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

(a)	Interest Rate. Subject to the terms and conditions set forth herein, each Loan shall bear interest as follows:

(i)	Each Revolving Loan (other than Revolving Loans supported by the Overadvance Amount) shall bear interest at the per annum rate of interest set forth in subsection (A) or (B) below:

(A)	the Prime Rate in effect from time to time.

(B)	two and one quarter of one percent (2.25%) in excess of the LIBOR Rate for the applicable Interest Period selected by Borrowers by irrevocable notice (in writing, by telecopy, telex, telegram, electronic mail or cable) given to Agent not less than three (3) Business Days prior to the first day of each respective Interest Period; provided that: (I) each such period occurring after such initial period shall commence on the day on which the immediately preceding period expires; (II) the final Interest Period shall be such that its expiration occurs on or before the end of the Term; and (III) if for any reason Borrowers shall fail to timely select a period, then such Revolving Loans shall continue as, or revert to, Prime Rate Loans, such rate to remain fixed for such Interest Period.

(ii)	Each Revolving Loan (other than Revolving Loans supported by the Overadvance Amount) shall bear interest at the per annum rate of interest set forth in subsection (A) or (B) below:

(A)	one percent (1%) per annum in excess of the Prime Rate in effect from time to time.

(B)	three and one quarter of one percent (3.25%) in excess of the LIBOR Rate for the applicable Interest Period selected by Borrowers by irrevocable notice (in writing, by telecopy, telex, telegram, electronic mail or cable) given to Agent not less than three (3) Business Days prior to the first day of each respective Interest Period; provided that: (I) each such period occurring after such initial period shall commence on the day on which the immediately preceding period expires; (II) the final Interest Period shall be such that its expiration occurs on or before the end of the Term; and (III) if for any reason Borrowers shall fail to timely select a period, then such Revolving Loans shall continue as, or revert to, Prime Rate Loans, such rate to remain fixed for such Interest Period.

(iii)	Intentionally Deleted.

(iv)	Intentionally Deleted.

(v)	Term Loan C shall bear interest at the per annum rate of interest set forth in subsection (A) or (B) below:

(A)	one-half of one percent (.5%) per annum in excess of the Prime Rate

(B)	two and three quarter of one percent (2.75%) in excess of the LIBOR Rate for the applicable Interest Period selected by Borrowers by irrevocable notice (in writing, by telecopy, telex, telegram, electronic mail or cable) given to Agent not less than three (3) Business Days prior to the first day of each respective Interest Period; provided that: (I) each such period occurring after such initial period shall commence on the day on which the immediately preceding period expires; (II) the final Interest Period shall be such that its expiration occurs on or before the end of the Term; and (III) if for any reason Borrowers shall fail to timely select a period, then such portion of Term Loan C shall continue as, or revert to, Prime Rate Loans, such rate to remain fixed for such Interest Period.

(vi)	Each Capital Expenditure Loan shall bear interest at the per annum rate of interest set forth in subsection (A) or (B) below:

(A)	one-half of one percent (.5%) per annum in excess of the Prime Rate in effect from time to time.

(B)	two and three quarter of one percent (2.75%) in excess of the LIBOR Rate for the applicable Interest Period selected by Borrowers by irrevocable notice (in writing, by telecopy, telex, telegram, electronic mail or cable) given to Agent not less than three (3) Business Days prior to the first day of each respective Interest Period; provided that: (I) each such period occurring after such initial period shall commence on the day on which the immediately preceding period expires; (II) the final Interest Period shall be such that its expiration occurs on or before the end of the Term; and (III) if for any reason Borrowers shall fail to timely select a period, then such Capital Expenditure Loans shall continue as, or revert to, Prime Rate Loans, such rate to remain fixed for such Interest Period.

All such interest to be payable on Prime Rate Loans shall be payable on the first Business Day of each month in arrears. All such interest to be payable on LIBOR Rate Loans shall be payable on the first Business Day of each month in arrears and on the last Business Day of such Interest Period. Said rates of interest shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate, effective on the effective date of each such change in the Prime Rate. Upon the occurrence of an Event of Default and during the continuance thereof, each Loan shall bear interest at the rate of two percent (2%) per annum in excess of the interest rate otherwise payable thereon, which interest shall be payable on demand. All interest shall be calculated on the basis of a 360-day year.”

        8.     Other LIBOR Provisions. Section 4 of the Loan Agreement is hereby amended by adding the following as Section 4(d) thereto:

(d)	Other Libor Provisions.

(i)	Subject to the provisions of this Agreement, Borrower shall have the option (A) as of any date, to convert all or any part of the Prime Rate Loans to, or request that new Loans be made as, LIBOR Rate Loans of various Interest Periods, (B) as of the last day of any Interest Period, to continue all or any portion of the relevant LIBOR Rate Loans as LIBOR Rate Loans; (C) as of the last day of any Interest Period, to convert all or any portion of the LIBOR Rate Loans to Prime Rate Loans; and (D) at any time, to request new Loans as Prime Rate Loans; provided, that Loans may not be continued as or converted to LIBOR Rate Loans, if the continuation or conversion thereof would violate the provisions of this Agreement or if an Event of Default or an event which, with the passage of time or giving of notice, will become an Event of Default, has occurred.

(ii)	Lender’s determination of LIBOR as provided above shall be conclusive, absent manifest error. Furthermore, if Lender determines, in good faith (which determination shall be conclusive, absent manifest error), prior to the commencement of any Interest Period that (A) U.S. Dollar deposits of sufficient amount and maturity for funding the Loans are not available to Lender in the London Interbank Eurodollar market in the ordinary course of business, or (B) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the Loans requested by Borrower to be LIBOR Rate Loans or the Loans bearing interest at the rates set forth in Section 4(a)(i)(B), Section 4(a)(ii)(B), Section 4(a)(v)(B) or Section 4(a)(iv)(B) of this Agreement shall not represent the effective pricing to Lender for U.S. Dollar deposits of a comparable amount for the relevant period (such as for example, but not limited to, official reserve requirements required by Regulation D to the extent not given effect in determining the rate), Lender shall promptly notify Borrower and (1) all existing LIBOR Rate Loans shall convert to Prime Rate Loans upon the end of the applicable Interest Period, and (2) no additional LIBOR Rate Loans shall be made until such circumstances are cured.

(iii)	If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Lender or its lending offices (a “Regulatory Change”), shall, in the opinion of counsel to Lender, make it unlawful for Lender to make or maintain LIBOR Rate Loans, then Lender shall promptly notify Borrower and (A) the LIBOR Rate Loans shall immediately convert to Prime Rate Loans on the last Business Day of the then existing Interest Period or on such earlier date as required by law and (B) no additional LIBOR Rate Loans shall be made until such circumstance is cured.

(iv)	If, for any reason, a LIBOR Rate Loan is paid prior to the last Business Day of any Interest Period or if a LIBOR Rate Loan does not occur on a date specified by Borrower in its request (other than as a result of a default by Lender), Borrower agrees to indemnify Lender against any loss (including any loss on redeployment of the deposits or other funds acquired by Lender to fund or maintain such LIBOR Rate Loan) cost or expense incurred by Lender as a result of such prepayment.

(v)	If any Regulatory Change (whether or not having the force of law) shall (A) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Lender; (B) subject Lender or the LIBOR Rate Loans to any Tax or change the basis of taxation of payments to Lender of principal or interest due from Borrower to Lender hereunder (other than a change in the taxation of the overall net income of Lender); or (C) impose on Lender any other condition regarding the LIBOR Rate Loans or Lender’s funding thereof, and Lender shall determine (which determination shall be conclusive, absent any manifest error) that the result of the foregoing is to increase the cost to Lender of making or maintaining the LIBOR Rate Loans or to reduce the amount of principal or interest received by Lender hereunder, then Borrower shall pay to Lender, on demand, such additional amounts as Lender shall, from time to time, determine are sufficient to compensate and indemnify Lender from such increased cost or reduced amount.

(vi)	Lender shall receive payments of amounts of principal of and interest with respect to the LIBOR Rate Loans free and clear of, and without deduction for, any Taxes. If (A) Lender shall be subject to any Tax in respect of any LIBOR Rate Loans or any part thereof or, (B) Borrower shall be required to withhold or deduct any Tax from any such amount, the LIBOR Rate applicable to such LIBOR Rate Loans shall be adjusted by Lender to reflect all additional costs incurred by Lender in connection with the payment by Lender or the withholding by Borrower of such Tax and Borrower shall provide Lender with a statement detailing the amount of any such Tax actually paid by Borrower. Determination by Lender of the amount of such costs shall be conclusive, absent manifest error. If after any such adjustment any part of any Tax paid by Lender is subsequently recovered by Lender, Lender shall reimburse Borrower to the extent of the amount so recovered. A certificate of an officer of Lender setting forth the amount of such recovery and the basis therefor shall be conclusive, absent manifest error.

(vii)	Each request for LIBOR Rate Revolving Loan shall be in an amount not less than Five Hundred Thousand and No/100 Dollars ($500,000.00), and in integral multiples of Fifty Thousand and No/100 Dollars ($50,000.00). Each request for LIBOR Rate CapEx Loan shall be in an amount not less than Fifty Thousand and No/100 Dollars ($50,000.00), and in integral multiples of, One Thousand and No/100 Dollars ($1,000.00). Each request for a LIBOR Rate Term C Loan shall be in an amount not less than One Hundred Thousand and No/100 Dollars ($100,000.00), and in integral multiples of, One Thousand and No/100 Dollars ($1,000.00).

(viii)	Unless otherwise specified by Borrower, all Loans shall be Prime Rate Loans.

(ix)	No more than six (6) Interest Periods may be in effect with respect to outstanding LIBOR Rate Revolving Loans and LIBOR Rate Term C Loans at any one time. No more than one (1) Interest Period may be in effect with respect to outstanding LIBOR Rate CapEx Loans at any one time.”

        9.       Term. The reference contained in Section 10(i) to “July 1, 2005” is hereby deleted and replaced with “July 1, 2007".

        10.     Prepayment Premium. The last sentence of Section 10(i) is hereby deleted in its entirety and replaced with the following:

“If, during the Term of this Agreement, the Revolving Loan facility is terminated by Borrowers or this Agreement is terminated as a result of the occurrence of an Event of Default, then the Borrowers agree to repay and satisfy in full all of the Liabilities, and additionally, as a prepayment fee, the Borrowers shall pay to Agent an amount equal to (i) three percent (3%) of the Maximum Loan Limit, if such prepayment occurs at anytime on or prior to July 1, 2005 and (ii) two percent (2%) of the Maximum Loan Limit if such prepayment occurs at any time prior to the date thirty (30) days prior to the last day of the Term but after July 1, 2005.”

        11.     Use of Proceeds. Section 12(g) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“ (g) Use of Proceeds. All monies and other property obtained by any Borrower from Agent pursuant to this Agreement shall be used solely as follows: (a) the proceeds of the initial Loans shall be used to refinance all existing indebtedness of each Borrower or any Guarantor owing to South Trust Bank; (b) a portion of Term Loan C shall be used to repay Borrowers’ outstanding obligations in under Term Loan A and (c) the proceeds of the remainder of Term Loan C and all other Loans shall be used for working capital and general corporate purposes.”

        12.     Financial Covenants. Section 14 of the Loan Agreement is hereby deleted in its entirety and replaced with the following::

14.	FINANCIAL COVENANTS. MTS and its Subsidiaries shall maintain and keep in full force and effect each of the financial covenants set forth below:

(a)	Tangible Net Worth. MTS and its Subsidiaries on a consolidated basis shall maintain at all times during each time period set forth below a Tangible Net Worth of not less than the amount set forth below opposite each such time period:

Period	Tangible Net Worth

As of March 31, 2004	$800,000 plus the greater of (i) $4,600,000 and (ii) 95% of Tangible Net Worth at March 31, 2003 (the "2004 Tangible Net Worth Requirement")

As of April 1, 2004 and at all times through and including June 29, 2004	$7,478,000.00

As of June 30, 2004 and at all times through and including September 29, 2004	$6,678,000.00

As of September 30, 2004 and at all times through and including March 30, 3005	$ 6,705,000.00

As of March 31, 2005	$7,105,000.00 (the "2005 Tangible Net Worth Requirement")

As of April 1, 2005 and at all times through and including September 29, 2005	the greater of (i) the 2005 Tangible Net Worth Requirement and (ii) 95% of Tangible Net Worth at March 31, 2005

As of September 30, 2005 and at all times through and including March 30, 2006	(i) the 2005 Tangible Net Worth Requirement and (ii) 95% of Tangible Net Worth at March 31, 2005

As of March 31, 2006	$800,000 plus the greater of (i) the 2005 Tangible Net Worth Requirement and (ii) 95% of Tangible Net Worth at March 31, 2005 (the "2006 Tangible Net Worth Requirement")

As of April 1, 2006 and at all times through and including March 30, 2007	the greater of (i) the 2006 Tangible Net Worth Requirement and (ii) 95% of Tangible Net Worth at March 31, 2006

As of March 31, 2007	$800,000 plus the greater of(i) the 2006 Tangible Net Worth Requirement and (ii) 95% of Tangible Net Worth at March 31, 2006 (the "2007 Tangible Net Worth Requirement")

As of April 1, 2007 and at all times thereafter	the greater of (i) the 2007 Tangible Net Worth Requirement and (ii) 95% of Tangible Net Worth at March 31, 2007

(b)	Debt Service Coverage Ratio. MTS and its Subsidiaries on a consolidated basis will maintain a Debt Service Coverage Ratio for each time period set forth below of not less than the ratio set forth below opposite each such time period:

Measuring Period	Debt Service Coverage Ratio

Fiscal quarter ending June 30, 2004	1.25:1.00
Two fiscal quarters ending September 30, 2004	1.25:1.00
Three fiscal quarters ending December 31, 2004	1.25:1.00
Four fiscal quarters ending March 31, 2005	1.25:1.00
Fiscal quarter ending June 30, 2005 and as of the end of each fiscal quarter thereafter, in each case together with the three preceding fiscal quarters	1.25:1.00

(c)	Capital Expenditure Limitations. MTS and its Subsidiaries on a consolidated basis shall not make Capital Expenditures in excess of (i) Three Million Dollars ($3,000,000.00) during the Fiscal Year ending March 31, 2005 and (ii) One Million Eighty Hundred Thousand Dollars ($1,800,000.00) during any Fiscal Year thereafter.

(d)	Availability. Borrowers will maintain a Minimum Net Availability of not less than Seven Hundred Fifty Thousand Dollars ($750,000); provided, however, that Minimum Net Availability may be less than Seven Hundred Fifty Thousand Dollars ($750,000) for a total of five (5) days during each calendar month.”

        13.     Deletion of Material Adverse Effect Provisions

(a)	Section 12(b)(vii) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(vii)	Default. Promptly advise Agent of the occurrence of any Default or Event of Default hereunder or under any of the Subordinated Debt Documents or any of the Preferred Stock Documents.”

(b)	Section 15(c) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

"(c)	Breaches or Amendments of Other Obligations. A default or event of default or breach under, or other failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor (after the expiration of any applicable cure or grace periods) under: (i) any of the Subordinated Debt Documents or Preferred Stock Documents shall be amended or modified in any respect prohibited hereunder without Agent’s prior written consent; or (ii) any other agreement with any Person, if such failure is reasonably likely to have a Material Adverse Effect.”

(c)	Section 15(p) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(p)	Intentionally Deleted.”

(d)	Section 17(o) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(o)	Intentionally Deleted.”

        14.     Change of Address. The reference to “c/o LaSalle Business Credit, Inc., 1735 Market Street, 6th Floor, Philadelphia, PA 19103, Attention: Jeffrey M. Joslin, facsimile number: (267) 386-8844” set forth in Section 19 of the Loan Agreement is hereby deleted in its entirety and replaced with the “c/o LaSalle Business Credit, LLC, 2 Commerce Square, Suite 2610, Philadelphia, PA 19103".

        15.     Notes. Contemporaneously with the execution of this Amendment, Borrower shall execute and deliver to Agent an Amended and Restated Revolving Note in the face amount of Eight Million Five Hundred Thousand Dollars ($8,500,000.00) (the “Amended and Restated Note”) and Term Note C in the face amount of One Million Two Hundred Thousand Dollars ($1,200,000.00) (the “Term Note C”), each of which shall be in form and content acceptable to Agent.

        16.     Merger and Name Change

(a)	Borrowers have informed Agent that Borrowers are contemplating the following actions: (i) an amendment to the articles of incorporation of MTS in order to change the name of MTS to “MTS Medication Technologies” (the “Name Change”) and (ii) subsequent to the Name Change, the merger of Packaging with and into MTS (the “Merger”). MTS, a Delaware corporation, will be the corporation surviving the Merger. Agent and Lender hereby consent to the Name Change and the Merger and, solely for the purpose of avoiding the occurrence of a Default or an Event of Default which could be caused by the Name Change and/or the Merger, waive Borrowers’ compliance with those provisions of the Loan Agreement and the Other Agreements which would prohibit the Name Change and/or the Merger. Agent’s and Lender’s consent and waiver is contingent upon the execution and delivery to Agent of the following documents:

(i)	Copy of the authorizing resolutions regarding the Name Change, certified to be true and correct by the Secretary of MTS;

(ii)	Copy of the articles of amendment to the articles of incorporation of MTS, certified to be true and correct by the Secretary of MTS;

(iii)	Copy of the authorizing resolutions regarding the Merger, certified to be true and correct by the Secretary of MTS and Packaging, as applicable;

(iv)	Evidence that the state of formation of the surviving company is the State of Delaware.

(v)	Copy of the articles of merger, certified to be true and correct by the Secretary of MTS and Packaging; and

(vi)	Copy of the by-laws of the company surviving the merger, certified to be true and correct by the Secretary of such company.

(b)	The foregoing consent and waiver is given solely in connection with the Name Change and the Merger and shall not be deemed to be an agreement, obligation or commitment by Agent or Lender to consent to any other transactions which would be prohibited by the terms and conditions of the Loan Agreement or any of the Other Agreements.

        17.     Conditions Precedent. In addition to all of the other terms and conditions set forth herein, this Amendment is contingent upon the following:

(a)	Immediately after giving effect to the repayment in full of the Subordinated Indebtedness, the Borrowers shall have Minimum Net Availability of not less than Seven Hundred Fifty Thousand Dollars ($750,000); and

(b)	Agent shall have received satisfactory confirmation of the amount required to repay the Subordinated Indebtedness in full as of the date hereof.

        18.     Amendment/References. The Loan Agreement and the Other Agreements are hereby amended to be consistent with the terms of this Amendment. All references in the Loan Agreement and the Other Agreements to (a) the “Liabilities” shall include, without limitation, all sums due in connection with Term Loan C, (b) the “Loan Agreement” shall mean the Loan Agreement as amended hereby; (c) the “Loans” shall include, without limitation, Term Loan C and (d) the “Other Agreements” shall include, without limitation, this Amendment, the Amended and Restated Note, Term Note C and all other instruments or agreements executed pursuant to or in connection with the terms hereof.

        19.     Amendment Fee. Contemporaneously with the execution hereof, and in addition to all other sums due from Borrowers to Agent and/or Lender, Borrowers shall pay to Agent an amendment fee in an amount equal to Ninety-Five Thousand Dollars ($95,000.00) (the “Amendment Fee”). The Amendment Fee may be debited from any account of either Borrower maintained with Agent, Lender or LaSalle Bank or charged to the Revolving Loan.

        20.     Release. Borrowers and each Guarantor acknowledge and agree that it has no claims, suits or causes of action against Agent or Lender and hereby remises, releases and forever discharges Agent, Lender, their officers, directors, shareholders, employees, agents, successors and assigns from any claims, suits or causes of action whatsoever, in law or equity, which either Borrower or any Guarantor has or may have arising from any act, omission or otherwise, at any time up to and including the date of this Amendment.

        21.     Additional Documents; Further Assurances. Borrowers shall take such other actions and execute and deliver to Agent, or to cause to be executed and delivered to Agent, at the sole cost and expense of Borrowers, from time to time, all documents, agreements, statements, certificates and information as Agent shall reasonably request to evidence or effect the terms of the Loan Agreement, as amended, or any of the Other Agreements, as amended, or to enforce or protect Agent’s interest in all Collateral or to evidence or effect the Name Change and/or the Merger. All such documents, agreements, statements, certificates and information shall be in form and content acceptable to Agent.

        22.     Further Agreements and Representations. Each Borrower does hereby:

(a)	ratify, confirm and acknowledge that, as amended hereby, the Loan Agreement and all Other Agreements are valid, binding and in full force and effect;

(b)	covenant and agree to perform all obligations of such Borrower contained herein, in the Loan Agreement and in the Other Agreements, as amended hereby;

(c)	acknowledge and agree that as of the date hereof, such Borrower has no defense, set-off, counterclaim or challenge against the payment of any sums owing under the Loan Agreement or any of the Other Agreements or the enforcement of any of the terms or conditions thereof;

(d)	represent and warrant that no Default or Event of Default exists under the Loan Agreement;

(e)	acknowledge and agree that nothing contained herein and no actions taken pursuant to the terms hereof is intended to constitute a novation of the Loan Agreement or any of the Other Agreements, and does not constitute a release, termination or waiver of any of the liens, security interests, rights or remedies granted to Agent therein, which liens, security interests, rights and remedies are hereby ratified, confirmed, extended and continued as security for the Liabilities as amended; and

(f)	acknowledge and agree that such Borrower’s failure to comply with or perform any of its covenants, agreements or obligations contained in this Amendment shall constitute an Event of Default under the Loan Agreement and each of the Other Documents as amended.

        23.     Fees, Costs, Expenses and Expenditures. Each Borrower agrees to pay all of Agent’s expenses in connection with the review, preparation, negotiation, documentation and closing of this Amendment and the consummation of the transactions contemplated hereunder, including, without limitation, fees, disbursements, expenses and disbursements of counsel retained by Agent and all fees related to filings, recording of documents and searches, whether or not the transactions contemplated hereunder are consummated.

        24.     Inconsistencies. To the extent of any inconsistency between the terms and conditions of this Amendment and the terms and conditions of the Loan Agreement or the Other Agreements, the terms and conditions of this Amendment shall prevail. All terms and conditions of the Loan Agreement and the Other Agreements not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrowers.

        25.     Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

        26.     Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

        27.     Headings. The headings of the articles, sections, paragraphs and clauses of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

[SIGNATURES ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed effective as of the day and year first above written.

MEDICAL TECHNOLOGY SYSTEMS, INC.

By:
Name/Title:

MTS PACKAGING SYSTEMS, INC.

By:
Name/Title:

LASALLE BUSINESS CREDIT, LLC, successor by merger to
LaSalle Business Credit, Inc., as Agent for Standard
Federal Bank National Association

By:
Name/Title:

STANDARD FEDERAL BANK NATIONAL ASSOCIATION

By:
Name/Title:

RATIFICATION AND CONFIRMATION OF GUARANTY

        The undersigned, intending to be legally bound hereby, (1) acknowledge and agree to the foregoing Amendment, (2) agree to be bound by the foregoing Amendment and (3) agree that those certain Continuing Unconditional Guaranty Agreements from each of the undersigned to Agent dated June 26, 2002 are in full force and effect.

MEDICATION MANAGEMENT TECHNOLOGIES, INC.

By:
Name/Title:

MEDICATION MANAGEMENT SYSTEMS, INC.

By:
Name/Title:

MEDICAL TECHNOLOGY LABORATORIES, INC.

By:
Name/Title: